Exhibit 5.1

Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071-3197 Tel 213.229.7000 WWW.gibsondunn.com

March 9, 2016

Summit Materials, Inc.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Summit Materials, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $18,000,000 in aggregate principal amount of deferred compensation obligations (the “Obligations”) to be issued in connection with the Summit Materials, Inc. Deferred Compensation Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that:

1.    The documentary provisions of the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) applicable to “top-hat” plans.

2.    The Obligations, when issued in accordance with the terms set forth in the Plan, will constitute legal, valid and binding obligations of the Company.

The opinion set forth herein is subject to the following assumptions, qualifications, limitations and exceptions:

A.     The opinion set forth in paragraph 2 above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B.    We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of the rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.

C.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Colorado, ERISA and for purposes of the opinion contained in paragraph 2 above, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of Colorado, ERISA and to the limited extent set forth above, the laws of the State of Delaware, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding any federal or state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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